Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®

The Capital Grille® Bahama Breeze® Seasons 52®

www.darden.com

NEWS/INFORMATION
Corporate Relations P.O. Box 593330 Orlando, FL 32859

Contacts:
(Analysts)	Matthew Stroud	(407) 245-6458
(Media)	Bob McAdam	(407) 245-5366

FOR RELEASE

December 18, 2007

4:30 PM ET

DARDEN RESTAURANTS REPORTS SECOND QUARTER SALES AND DILUTED NET

EARNINGS PER SHARE; ANNOUNCES QUARTERLY DIVIDEND OF 18 CENTS PER

SHARE; UPDATES FISCAL 2008 FINANCIAL OUTLOOK

ORLANDO, FL, Dec. 18 – Darden Restaurants, Inc. (NYSE: DRI) today reported sales and diluted net earnings per share for the second quarter ended November 25, 2007. The results include the effect of the acquisition of RARE Hospitality International, Inc. (LongHorn Steakhouse and The Capital Grille), which closed on October 1, 2007, as well as other items discussed below. Second quarter sales from continuing operations were $1.52 billion, which includes two months of sales (October and November) from the acquisition, compared to $1.30 billion reported in the prior year. This represents a 17% increase over the prior year, which reflects the addition of LongHorn Steakhouse and The Capital Grille, as well as meaningful new and same-restaurant growth at Olive Garden.

In the second quarter, diluted net earnings per share were 30 cents. The Company estimates that, in aggregate, the acquisition and other items adversely affected diluted net earnings per share by approximately 12 cents in the second quarter. More specifically, in the second quarter: (1) integration and purchase accounting adjustments related to the RARE acquisition reduced diluted net earnings per share by approximately nine cents, (2) incremental financing costs reduced diluted net earnings per share by approximately four cents, (3) operating contribution and associated tax benefits from the acquisition increased diluted net earnings per share by approximately three cents and (4) litigation charges relating to the settlement of certain legal issues in California reduced diluted net earnings per share by approximately two cents. The Company reported diluted net earnings per share of 41 cents in the prior year’s second quarter. In this year’s second quarter, diluted net losses per share from discontinued operations were zero compared to diluted net losses per share from discontinued operations of four cents in the prior year.

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“While we are pleased that our sales growth this quarter once again outpaced our industry, we did see some sales softness because of what continued to be a difficult consumer environment,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “As a result of this softness and a tougher than anticipated cost environment, we were unable to meet our expectations for earnings growth. Still, we believe our competitively strong top-line is evidence of the underlying strength of our brands and the excellence of the teams working to make those brands compelling for guests. We are also making great progress integrating our two newest brands, LongHorn Steakhouse and The Capital Grille, and continue to expect to achieve meaningful financial and operational synergies as a result of the acquisition. These synergies strengthen our ability to meet near-term cost challenges and, longer-term, they will enable us to become an even stronger, higher value creating organization as we work to be the best in our industry now and for generations.”

“The acquisition of RARE Hospitality and its strong brands has already begun to benefit Darden,” said Brad Richmond, Chief Financial Officer of Darden. “LongHorn Steakhouse and The Capital Grille’s concentration in a popular dining category like steak that has not been a meaningful part of Darden’s market basket helps diversify our overall sales and cost structure. While the transaction and integration costs and purchase accounting adjustments related to the acquisition of RARE reduced operating profit from continuing operations, LongHorn Steakhouse and The Capital Grille provided a meaningful contribution to operating profit for the quarter. We’re confident that the operating profit contribution that LongHorn Steakhouse and The Capital Grille make to Darden will continue to grow. And, in fiscal 2009 and beyond, that contribution will help drive solid EPS growth as we continue to retire debt issued to fund the acquisition and to return an increasing amount of our strong cash flows to shareholders through share repurchases, lowering our share base.”

Highlights for the quarter include the following:

•	Total sales from continuing operations of $1.52 billion represent a 17% increase over prior year. This includes an incremental $163.3 million of sales from LongHorn Steakhouse and The Capital Grille.

•

Net earnings for the second quarter were $43.5 million, or 30 cents per diluted share, including the results from discontinued operations. Last year, net earnings were $61.7 million, or 41 cents per diluted share, for the second quarter including the results from discontinued operations.

•

Net earnings from continuing operations for the second quarter were $44.1 million, or 30 cents per diluted share including the impacts of the recent acquisition, on sales of $1.52 billion. Last year, net earnings from continuing operations were $67.6 million, or 45 cents per diluted share, for the second quarter, on sales of $1.30 billion.

•	Olive Garden’s U.S. same-restaurant sales increased 3.2% in the second quarter, its 53rd consecutive quarter of same-restaurant sales growth.

•	Red Lobster’s U.S. same-restaurant sales increased 0.1% in the second quarter.

•

LongHorn Steakhouse’s U.S. same-restaurant sales decreased 3.9% in the second quarter (October and November only) and decreased 2.5% for the period of September (a pre-acquisition month), October and November.

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•	The Company’s Board of Directors declared a quarterly dividend of 18 cents per share.

Operating Highlights

OLIVE GARDEN’S second quarter sales of $716.5 million were 8.2% above prior year, driven primarily by revenue from 33 net new restaurants and a U.S. same-restaurant sales increase of 3.2%. For the quarter, on a percentage of sales basis, the company’s increased food and beverage expenses, restaurant labor expenses and restaurant expenses as a percent of sales were partially offset by lower selling, general, and administrative expenses as a percent of sales. As a result, operating profit decreased slightly for the quarter but was flat when excluding the impact of litigation charges.

RED LOBSTER’S second quarter sales of $600.3 million were 0.6% above prior year including a U.S. same-restaurant sales increase of 0.1%. For the quarter, the company’s increased food and beverage expenses, restaurant labor expenses, restaurant expenses and selling, general, and administrative expenses as a percent of sales led to decreased operating profit.

LONGHORN STEAKHOUSE’S second quarter sales (October and November only) of $126.0 million were 6.4% above the same period in the prior year, driven by revenue from 30 net new restaurants. For the quarter (October and November only), the company had flat food and beverage expenses as a percent of sales while restaurant labor expenses, restaurant expenses and selling, general and administrative expenses and depreciation and amortization expenses increased as a percent of sales compared to their same period in the prior year. Restaurant expenses, selling, general, and administrative expenses and depreciation and amortization expenses were impacted by the adverse effect of integration related costs and purchase accounting adjustments.

THE CAPITAL GRILLE’S second quarter sales (October and November only) of $37.3 million were 11.3% above the same period in the prior year, driven by the addition of four net new restaurants and a same-restaurant sales increase of 0.7% (October and November only). For the full quarter (September, October and November), same-restaurant sales increased 1.2%.

BAHAMA BREEZE’S second quarter sales of $30.3 million were 0.1% above prior year’s sales from continuing operations, driven by a same-restaurant sales increase of 0.1%.

“We recognize that this is a difficult consumer environment, which makes the sales performance at our businesses all the more noteworthy,” said Drew Madsen, President and Chief Operating Officer of Darden. “Olive Garden’s sales continue to outperform the casual dining industry trends. Red Lobster’s same-restaurant results were also stronger than the Knapp-Track industry benchmark, and they continue to strengthen their business in preparation for additional unit growth. And, we are excited to count LongHorn Steakhouse and The Capital Grille as part of the Darden team. LongHorn’s opportunity to become a national brand is very compelling and will substantially increase Darden’s total unit and sales growth. Also, as we discussed when we announced the acquisition, The Capital Grille serves as the foundation for our newly formed specialty restaurant group, which leverages resources and pools expertise to enhance our ability to successfully develop and grow The Capital Grille, Bahama Breeze and Seasons 52.”

Other Actions

Darden’s Board of Directors declared a quarterly cash dividend of 18 cents per share on the Company’s outstanding common stock. The dividend is payable on February 1, 2008 to shareholders of record at the close of business on January 10, 2008.

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Darden continued the buyback of its common stock, purchasing almost 855,000 shares in the second quarter. Since commencing its repurchase program in December 1995, the Company has purchased almost 143 million shares for $2.7 billion under authorizations totaling 162.4 million shares. The Company reiterated that it plans to buyback between $125 million and $175 million of its common stock in fiscal 2008.

Fiscal September, October and November 2008 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the fiscal months of September, October and November as follows:

Olive Garden	September	October	November
Same-Restaurant Sales	4%	3% to 4%	2%
Same-Restaurant Traffic	Flat	Flat	0% to -1%
Pricing	3%	3%	3%
Menu-mix	1%	0% to 1%	0% to -1%

Red Lobster	September	October	November
Same-Restaurant Sales	0% to 1%	1% to 2%	-2%
Same-Restaurant Traffic	-2%	-2%	-4%
Pricing	3%	3%	1% to 2%
Menu-mix	0% to -1%	Flat	0% to 1%

LongHorn Steakhouse	September *	October	November
Same-Restaurant Sales	Flat	-4% to -5%	-3% to -4%
Same-Restaurant Traffic	-3%	-6% to -7%	-6% to -7%
Pricing	2%	2%	2%
Menu-mix	0% to 1%	Flat	0% to 1%

*	Pre-acquisition

Fiscal 2008 Financial Outlook

Darden confirmed that it continues to expect combined U.S. same-restaurant sales growth in fiscal 2008 of between 2% and 4% for Red Lobster, Olive Garden and LongHorn, and that it expects to open approximately 65 net new restaurants this fiscal year, including new restaurants at LongHorn Steakhouse and The Capital Grille for October 2007 through May 2008. As a result, the Company expects total sales growth of between 19% and 20% in fiscal 2008, including sales from LongHorn Steakhouse and The Capital Grille for October 2007 through May 2008, compared to reported sales of $5.57 billion in fiscal 2007. Given the dynamics of the current cost environment, which are due in part to the impact a weaker U.S. dollar is having on commodities and the cost of products Darden imports from many different countries, the Company now anticipates that diluted net earnings per share growth will be 2% to 4% in fiscal 2008, which includes the transaction and integration related costs and purchase accounting adjustments related to the RARE Hospitality acquisition. These costs and adjustments will adversely impact diluted net earnings per share by approximately five percentage points in fiscal 2008. Excluding the transaction and integration related costs and purchase accounting adjustments, diluted net earnings per share growth would be 7% to 9% in fiscal 2008.

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Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest casual dining company with almost $6.7 billion in annual sales and approximately 170,000 employees. The Company owns and operates more than 1,700 restaurants including Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. For more information, please visit www.Darden.com

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10- K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, the closure and disposition of certain Smokey Bones restaurants and the anticipated sale of the remaining Smokey Bones restaurants, our ability to combine and integrate the business of RARE Hospitality International, Inc., and develop new LongHorn Steakhouse and The Capital Grille restaurants, risks associated with incurring substantial additional debt and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

11/25/07		11/26/06
651	Red Lobster USA	651
29	Red Lobster Canada	30

680	Total Red Lobster	681

622	Olive Garden USA	589
6	Olive Garden Canada	6

628	Total Olive Garden	595

295	LongHorn Steakhouse	N.A.
30	The Capital Grille	N.A.
23	Bahama Breeze	32
73	Smokey Bones	129
7	Seasons 52	6
2	Other	N.A.

1,738	Total Restaurants	1,443

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DARDEN RESTAURANTS, INC.

SECOND QUARTER FY 2008 FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	11/25/2007	11/26/2006	11/25/2007	11/26/2006
Sales	$1,522.0	$1,298.1	$2,989.5	$2,657.7

Earnings from continuing operations	$44.1	$67.6	$150.7	$160.9
Losses from discontinued operations	$(0.6)	$(5.9)	$(1.3)	$(10.7)
Net earnings	$43.5	$61.7	$149.4	$150.2

Basic net earnings per share:
Earnings from continuing operations	$0.31	$0.46	$1.07	$1.11
Losses from discontinued operations	$0.00	$(0.04)	$(0.01)	$(0.07)
Net earnings	$0.31	$0.42	$1.06	$1.04

Diluted net earnings per share:
Earnings from continuing operations	$0.30	$0.45	$1.03	$1.07
Losses from discontinued operations	$0.00	$(0.04)	$(0.01)	$(0.07)
Net earnings	$0.30	$0.41	$1.02	$1.00

Average number of common shares outstanding:
Basic	142.0	145.3	141.4	145.1
Diluted	146.9	150.7	146.6	150.5

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	11/25/2007	11/26/2006	11/25/2007	11/26/2006
Sales	$1,522.0	$1,298.1	$2,989.5	$2,657.7
Costs and expenses:
Cost of sales:
Food and beverage	459.1	375.5	882.9	761.4
Restaurant labor	505.4	434.3	977.0	870.0
Restaurant expenses	245.0	198.2	461.9	402.9

Total cost of sales (1)	$1,209.5	$1,008.0	$2,321.8	$2,034.3
Selling, general and administrative	170.4	133.4	313.4	267.1
Depreciation and amortization	60.3	49.8	110.9	99.7
Interest, net	22.6	10.3	32.3	20.6

Total costs and expenses	$1,462.8	$1,201.5	$2,778.4	$2,421.7
Earnings before income taxes	$59.2	$96.6	$211.1	$236.0
Income taxes	(15.1)	(29.0)	(60.4)	(75.1)

Earnings from continuing operations	$44.1	$67.6	$150.7	$160.9
Losses from discontinued operations, net of tax benefit of $0.7, $4.9, and $1.2, $9.0, respectively	(0.6)	(5.9)	(1.3)	(10.7)
Net earnings	$43.5	$61.7	$149.4	$150.2

Basic net earnings per share:
Earnings from continuing operations	$0.31	$0.46	$1.07	$1.11
Losses from discontinued operations	$0.00	$(0.04)	$(0.01)	$(0.07)
Net earnings	$0.31	$0.42	$1.06	$1.04

Diluted net earnings per share:
Earnings from continuing operations	$0.30	$0.45	$1.03	$1.07
Losses from discontinued operations	$0.00	($0.04)	($0.01)	($0.07)
Net earnings	$0.30	$0.41	$1.02	$1.00

Average number of common shares outstanding:
Basic	142.0	145.3	141.4	145.1
Diluted	146.9	150.7	146.6	150.5

(1) Excludes restaurant depreciation and amortization as follows:	$56.1	$46.8	$103.6	$93.1

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DARDEN RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	11/25/2007	5/27/2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29.3	$30.2
Short-term investments	6.3	—
Receivables, net	50.5	46.4
Inventories, net	294.9	209.6
Refundable income taxes	12.1	—
Prepaid expenses and other current assets	36.5	33.5
Deferred income taxes	99.1	81.7
Assets held for sale	102.6	144.0

Total current assets	$631.3	$545.4
Land, buildings and equipment, net	2,925.3	2,184.4
Goodwill	520.3	—
Other intangibles	463.6	—
Other assets	213.9	151.0

Total assets	$4,754.4	$2,880.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$257.7	$178.0
Short-term debt	392.0	211.4
Accrued payroll	102.9	108.5
Accrued income taxes	—	75.9
Other accrued taxes	39.8	43.4
Unearned revenues	125.8	109.9
Other current liabilities	352.3	305.0
Liabilities associated with assets held for sale	34.1	42.3

Total current liabilities	$1,304.6	$1,074.4
Long-term debt, less current portion	1,635.4	491.6
Deferred income taxes	145.4	25.8
Deferred rent	131.6	127.1
Obligations under capital leases, net of current installments	50.7	—
Other liabilities	186.7	67.4

Total liabilities	$3,454.4	$1,786.3

Stockholders’ equity:
Common stock and surplus	$2,041.0	$1,904.3
Retained earnings	1,918.3	1,820.4
Treasury stock	(2,614.6)	(2,576.5)
Accumulated other comprehensive income (loss)	(26.1)	(32.8)
Unearned compensation	(18.4)	(20.6)
Officer notes receivable	(0.2)	(0.3)

Total stockholders’ equity	$1,300.0	$1,094.5

Total liabilities and stockholders’ equity	$4,754.4	$2,880.8

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

FROM CONTINUING OPERATIONS

(Unaudited)

	13 Weeks Ended
		As Reported 11/26/2006	As Adjusted(1) 11/26/2006
	11/25/2007
Sales (in millions)	$1,522.0	$1,298.1	$1,451.1
Costs and expenses (as a percent of sales):
Cost of sales:
Food and beverage	30.2%	28.9%	29.9%
Restaurant labor	33.2%	33.5%	32.6%
Restaurant expenses	16.1%	15.3%	15.5%

Gross margin	20.5%	22.3%	22.0%
Selling, general and administrative	11.2%	10.3%	10.2%
Depreciation and amortization	4.0%	3.8%	3.8%

Earnings before interest and taxes	5.4%	8.2%	8.0%

(1)	Includes RARE’s results of operations for fiscal October 2006 and November 2006

Non-GAAP Reporting

In addition to GAAP reporting, Darden has adjusted its consolidated results from continuing operations for the 13 weeks ended November 26, 2006 as if RARE Hospitality was a part of Darden for October and November 2006. Darden believes this adjusted information is useful for comparison to our 13 weeks ended November 25, 2007, which included RARE Hospitality’s results from continuing operations for only October and November 2007, and has therefore chosen to provide this information to investors. A reconciliation between Darden’s “as reported” and “as adjusted” results from continuing operations for the 13 weeks ended November 26, 2006 is included in the table below.

	Darden As Reported				Darden As Adjusted
	11/26/2006	% of Sales	RARE Hospitality*	% of Sales	11/26/2006	% of Sales
Sales	$1,298.1		$153.0		$1,451.1
Costs and expenses
Cost of sales
Food and beverage	375.5	28.9%	58.3	38.1%	433.8	29.9%
Restaurant labor	434.3	33.5%	38.4	25.1%	472.7	32.6%
Restaurant expenses	198.2	15.3%	26.0	17.0%	224.2	15.5%

Gross margin	$290.1	22.3%	$30.3	19.8%	$320.4	22.0%

Selling, general and administrative	133.4	10.3%	15.0	9.8%	148.4	10.2%
Depreciation and amortization	49.8	3.8%	6.2	4.1%	56.0	3.8%

Earnings before interest and taxes	$106.9	8.2%	$9.1	5.9%	$116.0	8.0%

*	Represents RARE Hospitality’s results from its continuing operations for October and November 2006 (October 2, 2006 through November 26, 2006)

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